Exhibit 99.1

August 4, 2016

Synergy Resources Reports Second Quarter 2016 Results

Production increased 34% year over year

Denver, CO--(Marketwired - 8/4/2016) -- Synergy Resources Corporation (NYSE MKT: SYRG) (“Synergy”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company focused on the Wattenberg Area of the Denver-Julesburg Basin, reported its second quarter results for the period ended June 30, 2016.

Second Quarter 2016 Highlights

•	Revenues were $23.9 million

•	Net loss was $153.8 million or $0.89 per diluted share in the quarter which includes a full cost ceiling impairment charge was $144.1 million or $(0.83) per diluted share

•	Adjusted EBITDA of $11.2 million (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	As of June 30, 2016, the Company's cash and equivalents totaled $78.6 million, and it had $145.0 million of availability on its credit facility for total liquidity of $223.6 million

•
Net oil and natural gas production in the quarter increased 34% to 1,010 MBOE, as compared to 755 MBOE the same year ago quarter, and averaged 11,098 BOE per day (BOE/d) versus an average of 8,299 BOE/d in the same period a year ago

Second Quarter 2016 Financial Results

Revenues in the second quarter of 2016 were $23.9 million, down from $28.3 million in the same year ago quarter.  Higher year-over-year production, 11,098 BOE per day (BOE/d) versus an average of 8,299 BOE/d in the same period a year ago, volumes were more than offset by lower commodity prices. In the second quarter of 2016, the average realized price per barrel of oil was $35.06 versus a realized price per barrel of $50.47 in the year ago quarter, and the average realized price per Mcf for natural gas was $2.04 compared to $2.72 in the second quarter of 2015. As compared to the first quarter of 2016, production volumes decreased 4% from 11,510 BOE/d, primarily due to offset operator completion activity and vertical well divestitures during the second quarter of 2016.

The 2016 second quarter's net loss totaled $153.8 million or $(0.89) per diluted share compared to a net loss of $4.6 million or $(0.04) per diluted share in the year ago quarter. The second quarter 2016 net loss includes a non-cash, full cost ceiling impairment charge of $144.1 million which reduced diluted earnings per share by $0.83. The June 30, 2016 ceiling test used average realized prices of $33.82 per barrel and $2.16 per Mcf, which were lower than the March 31, 2016 prices of $37.32 per barrel and $2.41 per Mcf, a decrease of approximately 9% and 10%, respectively, resulting in immediate recognition of a ceiling test impairment. Adjusted EBITDA in the second quarter was $11.2 million as compared to $23.8 million in the year ago quarter.

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

Net Production and Sales Prices Comparison	Three Months Ended			Six Months Ended
Net Volumes	6/30/2016	6/30/2015	% Chg.	6/30/2016	6/30/2015	% Chg.
Crude Oil (MBbls)	508	468	9%	1,035	829	25%
Natural Gas (MMcf)	3,015	1,725	75%	6,136	3,355	83%
Sales Volumes: (MBOE)	1,010	755	34%	2,057	1,388	48%
Average Daily Volumes
Daily Production (BOE/day)	11,098	8,299	34%	11,304	7,668	47%
Product Price Received
Crude Oil ($/Bbl)	$35.06	$50.47	(31)%	$29.37	$44.75	(34)%
Natural Gas ($/Mcf)	$2.04	$2.72	(25)%	$1.93	$3.02	(36)%

Unit Cost Analysis	Three Months Ended			Six Months Ended
	6/30/2016	6/30/2015	% Chg.	6/30/2016	6/30/2015	% Chg.
Average Realized Price ($/BOE)	$23.71	$37.45	(37)%	$20.52	$34.03	(40)%
Lease Operating Expense ($/BOE)	6.77	4.96	36%	5.42	5.66	(4)%
Production Tax ($/BOE)	2.12	3.42	(38)%	1.93	3.16	(39)%
DD&A Expense ($/BOE)	11.16	20.84	(46)%	11.36	21.48	(47)%

Non-Cash G&A Expense ($/BOE)	2.37	5.39	(56)%	2.39	3.90	(39)%
Cash G&A Expense ($/BOE)	5.08	2.88	76%	4.89	3.53	39%
Total G&A Expense ($/BOE)	7.45	8.27	(10)%	7.28	7.43	(2)%

Operations Update

Subsequent to the release of our Operations Update on July 28, 2016, Synergy’s drilling operations reached total depth on the first of 11 planned wells on the Evans East pad and drilling operations have begun on the first of 11 planned wells on the Evans West pad.

Management Commentary

Lynn A. Peterson, Chief Executive Officer of Synergy, commented, “Over the past year we have been focused on building Synergy into a stronger operating company with a deep inventory of competitive drilling opportunities and the scale to control our own destiny. Since the current industry downturn began we have accomplished a great deal in what has been a very challenging market. Our first priority was to build a team of professionals that provides us with the expertise to execute on a larger asset base. With that accomplished we then shifted our focus to strengthening the independence of our board of directors, changing our fiscal year-end to be consistent with peer reporting cycles and high-grading many of our third-party services. This all culminated in a transformational acquisition of assets in the first half of 2016 that makes us very optimistic about our future.”

Conference Call

The Company will host a conference call on Friday, August 5, 2016 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, co-COOs Nick Spence and Mike Eberhard and Manager of IR John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to Synergy's website at www.syrginfo.com for the current corporate presentation and other news and information.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about Synergy is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss adjusted to exclude the impact of the items set forth in the table below because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. We believe that adjusted EBITDA is a widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss, its nearest GAAP measure:

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted EBITDA:
Net loss	$(153,848)	$(4,588)	$(205,249)	$(5,581)
Depreciation, depletion, and accretion	11,274	15,737	23,366	29,814
Full cost ceiling impairment	144,149	3,000	189,770	3,000
Income tax expense (benefit)	101	(2,903)	101	(3,612)
Stock-based compensation	2,392	4,235	4,911	5,839
Mark-to-market of commodity derivative contracts:
Total loss on commodity derivatives contracts	5,704	4,383	4,024	922
Cash settlements on commodity derivative contracts	1,592	4,423	4,651	18,165
Cash premiums paid for commodity derivative contracts	—	(619)	—	(4,117)
Interest expense (income)	(167)	91	(169)	106
Adjusted EBITDA	$11,197	$23,759	$21,405	$44,536

Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the consolidated financial statements, can be found in Synergy's Quarterly Report on Form 10-Q for the period ended June 30, 2016, which is available at www.sec.gov.

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	June 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$78,634	$66,499
Other current assets	45,439	33,199
Total current assets	124,073	99,698

Oil and gas properties and other equipment	824,289	526,847
Goodwill	40,711	40,711
Other assets	2,683	5,360

Total assets	$991,756	$672,616

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	54,188	74,706

Revolving credit facility	—	78,000
Notes payable, net of issuance costs	75,860	—
Commodity derivative contracts	168	—
Asset retirement obligations	11,699	13,400
Total liabilities	141,915	166,106

Shareholders' equity:
Common stock and paid-in capital	1,144,361	595,781
Retained (deficit) earnings	(294,520)	(89,271)
Total shareholders' equity	849,841	506,510

Total liabilities and shareholders' equity	$991,756	$672,616

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(205,249)	$(5,581)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, and accretion	23,366	29,814
Full cost ceiling impairment	189,770	3,000
Provision for deferred taxes	—	(3,612)
Other, non-cash items	13,586	20,809
Changes in operating assets and liabilities	(9,238)	16,163
Net cash provided by operating activities	12,235	60,593

Cash flows from investing activities:
Acquisition of oil and gas properties	(496,261)	—
Well costs and other capital expenditures	(49,851)	(96,293)
Earnest money deposit	(18,212)	—
Proceeds from sales of oil and gas properties	23,496	6,239
Net cash used in investing activities	(540,828)	(90,054)

Cash flows from financing activities:
Equity financing activities	543,092	190,302
Debt financing activities	(2,364)	(59,000)
Net cash provided by financing activities	540,728	131,302

Net increase in cash and equivalents	12,135	101,841

Cash and equivalents at beginning of period	66,499	39,570

Cash and equivalents at end of period	78,634	141,411
Short term investments	—	—
Cash, equivalents and short term investments	$78,634	$141,411

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Oil and gas revenues	$23,947	$28,286	$42,220	$47,224

Expenses:
Lease operating expenses	6,845	3,745	11,144	7,866
Production taxes	2,137	2,579	3,970	4,386
Depreciation, depletion, and accretion	11,274	15,737	23,366	29,814
Full cost ceiling impairment	144,149	3,000	189,770	3,000
Transportation commitment charge	232	—	300	—
General and administrative	7,520	6,242	14,963	10,323
Total expenses	172,157	31,303	243,513	55,389

Operating loss	(148,210)	(3,017)	(201,293)	(8,165)

Other income (expense):
Commodity derivatives loss	(5,704)	(4,383)	(4,024)	(922)
Interest income and (expense), net	167	(91)	169	(106)
Total other expense	(5,537)	(4,474)	(3,855)	(1,028)

Loss before income taxes	(153,747)	(7,491)	(205,148)	(9,193)

Income tax expense (benefit)	101	(2,903)	101	(3,612)
Net loss	$(153,848)	$(4,588)	$(205,249)	$(5,581)

Net loss per common share:
Basic	$(0.89)	$(0.04)	$(1.40)	$(0.06)
Diluted	$(0.89)	$(0.04)	$(1.40)	$(0.06)

Weighted-average shares outstanding:
Basic	172,013,551	104,562,662	146,703,144	100,922,206
Diluted	172,013,551	104,562,662	146,703,144	100,922,206

Released 8/4/2016